Exhibit 10.17

PATENT LICENSE AGREEMENT

This agreement is made and entered into between Edward R. Starrs (hereinafter called “Licensor”) whose address is 674 Platt Circle, El Dorado Hills, CA 95762, and

MyECheck, Inc., a Nevada Corporation (hereinafter called “Licensee”), having its principle office at 1190 Suncast Lane, Suite 5, El Dorado Hills, CA 95762.

Witnesseth that:

1.       whereas, Licensor is the inventor and owner of a United States Patent (hereinafter called the “Patent”); and

2.       whereas Licensee wishes to obtain a license to use the inventions described in the Patent under the terms & conditions hereinafter set forth:

Now, therefore, in consideration of the premises and the faithful performance of the covenants herein contained it is agreed as follows:

ARTICLE I - DEFINITIONS

For the purpose of this agreement, the following definitions shall apply:

1. Patent: Shall mean:

a.            US Patent Number 7,389,913 titled “Method and apparatus for online check processing”.

b.            Any and all improvements developed by Licensor, whether patentable or not, relating to the Patent, which Licensor may now or may hereafter develop, own or control.

c.            Any or all patents, which may issue on patent rights and improvements thereof, developed by Licensor and any and all divisions, continuations, continuations-in-part, reissues and extensions of such patents.

2.       Product(s): Shall mean any products, services, materials, compositions, techniques, devices, methods or inventions relating to or based on the Patent, developed on the date of this agreement or in the future.

3.       Gross Sales: Shall mean total US dollar value(s) of Product(s) generated based on the Patent.

4.       Confidential Proprietary Information: Shall mean with respect to any Party all scientific, business or financial information relating to such Party, its subsidiaries or affiliates or their respective businesses, except when such information:

a.            Becomes known to the other Party prior to receipt from such first Party;

b.            Becomes publicly known through sources other than such first Party;

c.            Is lawfully received by such other Party from a party other than the first Party; or

d.            Is approved for release by written authorization from such first Party.

5.       Sole License: Shall mean a license, including the right to sublicense, whereby Licensee’s rights are sole and entire and operate to exclude all others, including Licensor and its affiliates, assignees or other licensees except as otherwise expressly provided herein.

6.       Non-Exclusive License: Shall mean a license, including the right to sublicense, whereby Licensee’s rights are non-exclusive and licensee has no rights to exclude any others, including Licensor and its affiliates, assignees, or other licensees.

7.       Know-how: Shall mean any and all technical data, information, materials, trade secrets, technology, formulas, processes, and ideas, including any improvements thereto, in any form in which the foregoing may exist, now owned or co-owned by or exclusively, semi-exclusively or non-exclusively licensed to any party prior to the date of this Agreement or hereafter acquired by any party during the term of this agreement.

8.       Intellectual Property Rights: Shall mean any and all inventions, materials, Know-how, trade secrets, technology, formulas, processes, ideas or other discoveries conceived or reduced to practices, whether patentable or not.

9.       Royalty (ies): Shall mean revenues received in the form of cash and/or equity from holdings from Licensees as a result of licensing and using, selling, making, having made, sublicensing or leasing of the Patent.

ARTICLE II- GRANT OF LICENSE

1.       Licensor hereby grants to Licensee, for the term of one (1) year, commencing on June 24, 2008 and ending on June 24, 2009, the sole worldwide license with the right to sublicense others, to make, have made, use, sell and lease the Products described in the Patent.

2.       Licensor hereby grants to Licensee, for a period of nineteen (19) years, commencing on June 24, 2009 and ending on June 24, 2028, the non-exclusive worldwide license with the right to sublicense others, to make, have made, use, sell and lease the Products described in the Patent.

3.       Licensor retains the right to continue to use Patent in any way for non-commercial purposes.

ARTICLE III- LICENSE PAYMENTS

1.       For the license herein granted:

a.            Licensor and Licensee agree that no fees shall be due to Licensor for the initial term of one (1) year.

b.            After the initial term of one (1) year, and for the remaining term of nineteen (19) years, Licensee shall pay an earned royalty of 5 percent (5%) of Licensee’s Gross Sales of Products and fifty percent (50%) of the sublicensing receipts, providing that the Gross Sales exceed One Hundred Thousand US Dollars (US $100,000) in any single calendar month, or exceed One Million and Two Hundred Thousand US Dollars (US $1,200,000) in any single calendar year. If in any single calendar month Gross Sales are less than One Hundred Thousand US Dollars (US $100,000) then no royalties shall be due during that single calendar month, however, if Gross Sales exceed One Million and Two Hundred Thousand US Dollars (US $1,200,000) in any single calendar year, then all royalties shall be due and payable for each month in that calendar year.

2.       Sublicenses. The granting and terms of all sublicenses is entirely at Licensee’s discretion provided that all sublicenses shall be subjected to the terms and conditions of this agreement.

3.       When a sale is made: A sale shall be regarded as being made upon payment for Products made using the Patent.

4.       Payments: All sums payable by Licensee hereunder shall be paid to Licensor monthly, by the fifteenth (15th) calendar day each month, for all royalties earned in the prior calendar month, in the United States of America and in the currency of U.S. dollars.

5.       Interest: In the event any royalties are not paid as specified herein, then a compound interest of eighteen percent (18%) shall be due in addition to the royalties accrued for the period of default.

ARTICLE IV - REPORTS, BOOKS AND RECORDS

1.       Reports. Within thirty (30) days after the end of the calendar quarter annual period during which this agreement shall be executed and delivered within thirty (30) days after the end of each following quarter annual period, Licensee shall make a written report to Licensor setting forth the Gross Sales, sublicensed, leased or used by Licensee and total sublicensing receipts during the quarter annual period. If there are no Gross Sales or sublicensing receipts, a statement to that effect be made by Licensee to Licensor. At the time each report is made, Licensee shall pay to Licensor any and all unpaid royalties, and any accrued interest or other payments shown by such report to the payable hereunder.

2.       Books and records. Licensee shall keep books and records in such reasonable detail as will permit the reports provided for in Paragraph 1. hereof to be determined. Licensee further agrees to permit such books and reports to be inspected and audited by a representative or representatives of Licensor to the extent necessary to verify the reports provided for in paragraph 1. hereof; provided, however, that such representative or representatives shall indicate to Licensor only whether the reports and royalty paid are correct, if not, the reasons why not.

ARTICLE V - MARKING

Licensee agrees to mark or have marked all Products made, used or leased by it or its sublicensees under the Patent, if and to the extent such markings shall be practical, with such patent markings as shall be desirable or required by applicable patent laws.

ARTICLE VI - DILIGENCE

1.       Licensee shall use its best efforts to bring the Patent to market through a thorough, vigorous and diligent program and to continue active, diligent marketing efforts throughout the life of this agreement.

2.       Licensee shall permit an in-house inspection of Licensee facilities by Licensor on an annual basis or at any time at the request of Licensor.

3.       Licensee failure to perform in accordance with either paragraph 1. or 2. of this ARTICLE VI shall be grounds for Licensor to terminate this agreement.

ARTICLE VII - TERMINATION

1.       Licensor may, at its option, terminate this agreement by written notice to Licensee in case of:

a.            Default in the payment of any royalties required to be paid by Licensee to Licensor hereunder

b.            Default in the making of any reports required hereunder and such default shall continue for a period of thirty (30) days after Licensor shall have given to Licensee a written notice of such default.

c.            Default in the performance of any other material obligation contained in this agreement on the part of Licensee to be performed and such default shall continue for a period of thirty (30) days after Licensor shall have given to Licensee written notice of such default.

d.            Adjudication that Licensee is bankrupt or insolvent.

e.            The filling by Licensee of a petition of bankruptcy, or a petition or answer seeking reorganization, readjustment or rearrangement of its business or affairs under any law or governmental regulation relating to bankruptcy or insolvency.

f.             The appointment of a receiver of the business or for all or substantially all of the property of Licensee; or the making by Licensee of assignment or an attempted assignment for the benefit of its creditors; or the institution by Licensee of any proceedings for the liquidation or winding up of its business or affairs.

2.       Effect of termination.

Termination of this agreement shall not in any way operate to impair or destroy any of Licensor’s right or remedies, either at law or in equity, or to relieve Licensee of any of its obligations to pay royalties or to comply with any other of the obligations hereunder, accrued prior to the effective date of termination.

3.       Effect of delay, etc.

Failure or delay by Licensor to exercise its rights of termination hereunder by reason of any default by Licensee in carrying out any obligation imposed upon it by this agreement shall not operate to prejudice Licensor’s right of termination for any other subsequent default by Licensee.

4.       Return of Licensed Patent Rights.

Upon termination of this agreement, all of the Licensed Patent Rights shall be returned to Licensor. In the event of termination of the agreement by Licensee, Licensee shall grant to Licensor a non-exclusive, royalty- free License, with right to sublicense, to manufacture, use and sell improvements including all known-how to Licensed Patent Rights made by Licensee during the period of this agreement prior to the termination or conversion, to the extent that such improvements are dominated by or derived from the Licensed Patent Rights.

ARTICLE VIII - TERM

Unless previously terminated as hereinbefore provided, the term of this Agreement shall be from and after the date hereof until the expiration of the last to expire of the licensed issued patents or patents to issue under the Patent under ARTICLE I. Licensee shall not be required to pay royalties due only by reason of its use, sale, licensing, lease or sublicensing under issued patents licensed by this Agreement that have expired or been held to be invalid by an Irrevocable Judgment, where there are no other of such issued patents valid and unexpired covering the Licensee’s use, sale, licensing, lease or sublicensing; provided, however, that such non-payment of royalties shall not extend to royalty payments already made to Licensor more than six (6) months prior to Licensee’s discovery of expiration or an Irrevocable Judgment.

ARTICLE IX - PATENT LITIGATION

1.       Initiation. In the event that Licensor advises Licensee in writing of a substantial infringement of the patents/copyrights included in the Licensed Patent Rights, Licensee may, but is not obligated to, bring suit or suits through attorneys of Licensee’s selection with respect to such infringement. In the event Licensee fails to defend any declaratory judgment action brought against any patent or patents of the Licensed Patent Rights, Licensor on written notice to Licensee may terminate the License as to the particular patent or patents involved in such declaratory judgment action.

2.       Expenses and proceeds of litigation. Where a suit or suits have been brought by Licensee, Licensee shall maintain the litigation at its own expense and shall keep any judgments and awards arising from these suits expecting that portion of the judgments attributable to royalties from the infringer shall be divided equally between Licensor and Licensee after deducting any and all expenses of such suits; provided, however, Licensor shall not be entitled to receive more under this provision than if the infringer had been licensed by Licensee.

3.       Licensor’s right to sue. If Licensee shall fail to commence suit on an infringement hereunder within ninety (90) days after the receipt of Licensor’s written request to do so. Licensor in protection of its reversionary rights shall have the right to bring and prosecute such suits at its cost and expense through attorneys of its selection, in its own name, and all sums received or recovered by Licensor in or by reason of such suits shall be retained by Licensor.

ARTICLE X - PATENT FILINGS AND PROSECUTING

1.       Licensee shall pay future costs of the prosecution of the patent applications pending as set forth in ARTICLE I, Paragraph 2. Which are reasonably necessary to obtain a patent. Furthermore, Licensee will pay for the costs of filling, prosecuting and maintaining foreign counterpart applications to such pending patent applications, such foreign applications to be filed within ten (10) months prior to the filling date of the corresponding patent application.

2.       Licensor shall own improvements by the inventors. Licensee shall pay future costs of preparation, filling, prosecuting and maintenance of patents and applications on patentable improvements made by inventors, however, in the event that Licensee refuses to file patent applications on such patentable improvements in the United States of America and selected foreign countries when requested by Licensor, the rights to such patentable improvements for said countries shall be returned to Licensor.

3.       Preparation and maintenance of patent applications and patents undertaken at Licensee’s cost shall be performed by patent attorneys selected by Licensor; and due diligence and care shall be used in preparing, filling, prosecuting, and maintaining such applications on patentable subject matter. Both parties shall review and approve any and all patent related documents.

4.       Licensee shall have the right to, on thirty (30) days written notice to Licensor, discontinue payment of its share of the prosecution and/or maintenance costs of any of said patents and/or patent applications. Upon receipt of such written notice, Licensor shall have the right to continue such prosecution and/or maintenance on its own name at its own expense in which event the License shall be automatically terminated as to the subject matter claimed in said patents and/or applications.

ARTICLE XI - NOTICES, ASSIGNEES

1.       Notices. Notices and payments required hereunder shall be deemed properly given if duly sent by first class mail and addressed to the parties at the addresses set forth above. The parties hereto will keep each other advised of address changes.

2.       Assignees, etc. This Agreement shall be binding upon and shall inure to the benefit of the assigns of Licensor and upon and to the benefit of the successors of the entire business of Licensor, but neither this agreement nor any of the benefits thereof nor any rights thereunder shall, directly or indirectly, without the prior written consent of Licensor, be assigned, divided, or shared by the Licensor to or with any other party or parties (except a successor of the entire business of the Licensor).

ARTICLE XII - MISCELLANEOUS

1.       This agreement is executed and delivered in El Dorado County, California and shall be constructed in accordance with the laws of the State of California.

2.       No other understanding. This agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges all prior discussions between them.

3.       No representations or warranties regarding patents of third parties. No representations or warranty is made by Licensor that the Licensed Patent Rights manufactured, used, sold or leased under the License granted herein is or will be free of claims of infringement of patent rights of any other person or persons. The Licensor warrants that it has title to the Patent.

4.       Indemnity. Licensee shall indemnify, hold harmless, and defend Licensor and its trustees, officers, employees and agents against any and all allegations and actions for death, illness, personal injury, property damage, and improper business practices arising out of the use of the Patent.

5.       Insurance. During the term of this agreement, Licensee shall, maintain the following insurance coverage:

a.            Commercial general liability with a limit of no less than one million dollars ($1,000,000.00) each occurrence. Such insurance shall be written on a standard ISO occurrence form or substitute form providing equivalent coverage.

b.            Professional liability of no less than one million dollars ($1,000,000.00) each occurrence.

c.            Workers’ compensation consistent with statutory requirements. Certificates of insurance shall be provided to Licensor upon request and shall include the provision for 30-day notification to the certificate holder of any cancellation or material alteration in the coverage.

6.       Advertising. Licensee agrees that Licensee may not use in any way the name of Licensor or any logotypes or symbols associated with Licensor or the names of any researchers without the express written permission of Licensor.

7.       Confidentiality. The parties agree to maintain discussions and proprietary information revealed pursuant to this agreement in confidence, to disclose them only to persons within their respective organizations having a need to know, and to furnish assurances to the other party that such persons understand this duty on confidentiality.

8.       Disclaimer of Warranty. Licensed Patent Rights is experimental in nature and it is provided WITHOUT WARRANTY OR REPRESENTATIONS OF ANY SORT, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OF NON-INFRINGEMENT. Licensor makes no representations and provides no warranty that the use of the Patent will not infringe any patent or proprietary rights of third parties.

In witness whereof, the parties hereto have caused this agreement to be executed by their duly authorized representatives.

The effective date of this agreement is June 24, 2008.

Licensor /s/ EDWARD R. STARRS

Name: Edward R Starrs

Title: Patent Owner and Inventor

Licensee /s/ EDWARD R. STARRS	Licensee /s/ JAMES R. HEIDINGER

Name: Edward R Starrs	Name: James R. Heidinger

Title: Chairman, President & CEO	Title: Director, Treasurer and CFO

MyECheck, Inc	MyECheck, Inc